Exhibit 2.1

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS AMENDING AGREEMENT (this “Agreement”) is made and entered into as of June 18, 2024 by and among:

A.	XTI Aerospace, Inc., a Nevada corporation (the “Parent”);

B.	Grafiti Holding Inc., a British Columbia company (“Spinco”);

C.	1444842 B.C. Ltd., a British Columbia company (“Amalco Sub”); and

D.	Damon Motors Inc., a British Columbia company (the “Company”).

The Parent, Spinco, Amalco Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS:

A.	The Parties entered into a Business Combination Agreement (the “Combination Agreement”) with an effective date of October 23, 2023.

B.	The Parties wish to amend the Combination Agreement as set out herein.

NOW THEREFORE this Agreement witnesses that in consideration of the mutual covenants hereafter contained, the parties hereto covenant and agree with each other that said Combination Agreement is hereby amended effective the day first written above, as follows:

1.	Defined Terms. All capitalized terms used in this Agreement, but not defined herein, shall have the meanings ascribed thereto in the Combination Agreement.

2.	Section References. All references in this Agreement to a Section or Article refer to such Section or Article of the Combination Agreement.

3.	Confirmation of other Provisions. Except as specifically amended, altered, deleted, supplemented or otherwise revised pursuant to the provisions of this Agreement, all of the terms and conditions set out in the Combination Agreement will remain unaltered and in full force and effect as of and after the date of this Agreement.

4.	Amendments.

a.	In the introduction to Section 1.2: the phrase “reasonably acceptable to the Parent” is hereby replaced with “reasonably acceptable to Spinco”; and the phrase “in cooperation with the Parent” is hereby replaced with “in cooperation with Spinco”.

b.	Section 1.2(i) is hereby amended to read as follows:

“(i) for such other matters as Spinco may reasonably require, subject to obtaining the prior consent of the Company, acting reasonably.”

c.	Section 1.4 is hereby amended such that each instance therein of the term “the Parent” is hereby replaced with “Spinco”.

d.	Section 1.7 is hereby amended to read as follows:

“Prior to the Closing, the Parent will consummate the Spinout by contributing the Spinout Assets to Spinco and issuing Spinout Common Shares to the Parent Securityholders in accordance with the terms and conditions of the Separation and Distribution Agreement and the Grafiti Holding Inc. Liquidating Trust Agreement, dated as of December 7, 2023 (as each may be amended from time to time).”

e.	Section 1.10(b) is hereby amended to read as follows:

“Spinco shall cause the Spinco Organizational Documents to be amended and restated on or prior to the Closing Date in form and substance mutually agreeable to Spinco and the Company not inconsistent with the other terms of this Agreement.”

f.	In Section 1.13(d)(vii) , the phrase “(the form and substance of which notices shall be subject to review and approval of the Parent)” is hereby deleted.

g.	In Section 1.13(d)(ix), the phrase “(the form and substance of which notices shall be subject to review and approval of the Parent)” is hereby deleted.

h.	Each instance of the term “the Parent” in the introductory sentence of Article V is hereby replaced with the words “the Parent and Spinco”. Each instance of the term “the Parent” in Sections 5.1, 5.7, 5.12, 5.15, 5.19(b) is hereby replaced with the words “the Parent and Spinco”. The term the “Parent” in Section 5.8 is hereby replaced with the term “Spinco”.

i.	In the first paragraph of Section 6.1, each instance of the words “the Parent and its Representatives” or “the Parent or its Representatives” is hereby replaced with the words “the Parent, Spinco and their respective Representatives” or “the Parent, Spinco or their respective Representatives,” as applicable.

j.	In the third sentence of Section 6.2, the phrase “without the prior written consent of the Parent” is hereby replaced with “without the prior written consent of Spinco”.

k.	In Section 6.7, each instance of the term “the Parent” is hereby replaced with the term “Spinco”.

l.	In Section 6.10(e), the parenthetical “(without the written consent of the Parent)” is hereby replaced with “(without the written consent of Spinco)”.

m.	In Section 6.11(d): the phrase “reasonably satisfactory to counsel to the Parent” is hereby replaced with “reasonably satisfactory to counsel to Spinco”; the phrase “reasonably requested by counsel to the Parent” is hereby replaced with “reasonably requested by counsel to Spinco”; and the phrase “as may be requested by counsel to the Parent” is hereby replaced with “as may be requested by counsel to Spinco”.

n.	In Section 6.13(a): the phrase “without the prior written consent of the Parent” is hereby replaced with “without the prior written consent of Spinco”.

o.	The Combination Agreement is hereby amended to add new Section 6.22, entitled “Multiple Voting Shares,” as follows:

“Subject to compliance with the rules, regulations and interpretive guidance of the Nasdaq Stock Market LLC, as applicable, the Parties shall take all actions necessary to (a) cause the Spinco Organizational Documents, as amended and restated in accordance with and subject to Section 1.10(b), to provide for the issuance of multiple voting shares and (b) cause the Amalgamation Consideration issuable to Jay Giraud, the Company’s Chief Executive Officer, to include such number of multiple voting shares as necessary to endow Mr. Giraud with an aggregate of thirty percent (30%) of the total votes of Spinco immediately following the Closing. The multiple voting shares shall not provide any economic preference over the common shares of Spinco.”

p.	The Combination Agreement is hereby amended to add new Section 6.23, entitled “Payment by Company of Spinco and Parent Expenses,” as follows:

“The Company shall be responsible for payment of all reasonable and documented Transaction Fees and Expenses of Spinco incurred from April 1, 2024 through the earlier of the Closing or the termination of this Agreement for any reason. Notwithstanding the foregoing and Section 9.3(b)(ii), neither Parent nor Spinco shall be required to disclose to the Company any information or documentation in respect of their respective Transaction Fees and Expenses that is subject to the attorney-client privilege.”

q.	In the introduction to Section 8.3, the parenthetical “(by the Parent and Spinco)” is hereby replaced with “(by Spinco)”.

r.	In Section 8.3(b), the phrase “has been waived in writing by the Parent” is hereby replaced with “has been waived in writing by Spinco”.

s.	Section 9.1(a) is hereby amended to read as follows:

“(a) by mutual written consent of Spinco and the Company;”

t.	The introduction to Section 9.1(b) is hereby amended to read as follows:

“(b) by written notice by either Spinco or the Company to other Party if:”

u.	The introduction to Section 9.1(c) is hereby amended to read as follows:

“(c) by written notice by the Company to the Parent and Spinco if:”

v.	In Section 9.1(c)(ii), the phrase “is provided by the Company to the Parent.” is hereby replaced with “is provided by the Company to the Parent and Spinco.”

w.	The introduction to Section 9.1(d) is hereby amended to read as follows:

“(d) by written notice by Spinco to the Company if:”

x.	The proviso at the end of Section 9.1(d)(i) is hereby amended to read as follows:

“provided, Spinco shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if at such time the Parent, Spinco or Amalco Sub is in material uncured breach of this Agreement;”

y.	Section 9.1(d)(ii) is hereby amended to read as follows:

“(ii) if there has been a Company Material Adverse Effect following the date of this Agreement which is uncured for at least twenty (20) days after written notice of such Company Material Adverse Effect is provided by Spinco to the Company.”

z.	Section 9.3(b)(ii) is hereby amended to read as follows:

“(ii) if this Agreement is terminated by Spinco pursuant to Section 9.1(b)(i), Section 9.1(b)(iii) or Section 9.1(d), the Company shall (A) pay the Parent, by wire transfer of immediately available funds within thirty (30) days after such termination, all reasonable and documented Transaction Fees and Expenses of the Parent and Spinco incurred through March 31, 2024, subject to a maximum amount of $1,000,000, and (B) pay Spinco, by wire transfer of immediately available funds within thirty (30) days after such termination, all reasonable and documented Transaction Fees and Expenses of Spinco incurred from April 1, 2024 until and including the date of termination;”

aa.	Section 9.3(d) is hereby amended such that the following sentence is added to the end of such section:

“Notwithstanding the foregoing, the Company shall not be deemed to be in breach of this Section 9.3(d) if the sum of the Company’s bank account balance plus the amount of net proceeds received by Spinco pursuant to one or more debt or equity financing transactions of Spinco (after deduction of legal, accounting and audit expenses and commissions payable by Spinco) remaining in Spinco’s bank account as of the Closing Date, equals or exceeds $3,000,000 as of immediately prior to the Effective Time.”

bb.	Section 10.1 is hereby amended such that the notice address for the Parent and Spinco, respectively, and the introduction thereto, are as follows:

“If to the Parent, Spinco or Amalco Sub, as applicable, to:

XTI Aerospace Inc. (formerly, Inpixon)

8123 InterPort Blvd.

Suite C

Englewood, CO 80112

Attention: [***]

Email: [***]

Grafiti Holding Inc. and Amalco Sub

405 Waverley Street

Palo Alto, CA 94301

Attention: [***]

Email: [***]”

cc.	The definition of “Nasdaq” as set out in Article XI is hereby amended to read as follows: “Nasdaq” means any market tier of the Nasdaq Stock Market LLC.”

dd.	The definition of “Outside Date” as set out in Article XI is hereby amended such that “March 31, 2024” is replaced with “September 30, 2024”.

ee.	All instances of the phrase “mutually agreed upon by the Parties” or “mutually agreeable to the Parties” or “as the Parties may mutually agree” or similar phrases in the Combination Agreement are hereby amended such that the word “Parties” in such phrases is replaced with “Spinco and the Company”.

5.	Issuance of Company Common Shares to the Parent. As consideration for the agreement herein by the Parent to extend the Outside Date as provided above and allow for the creation by Spinco of a class of multiple voting shares as provided herein, and in consideration of the Parent relinquishing certain consent rights under the Combination Agreement as provided herein, immediately prior to the Closing, the Company shall issue to the Parent such number of Company Common Shares that will, upon exchange of Company Common Shares for Spinco Common Shares pursuant to Section 1.13(d)(i), have a value of $250,000 based on the initial listing price of Spinco Common Shares on Nasdaq (such Spinco Common Shares issued to Parent pursuant to the Combination Agreement, the “XTI Consent Fee Shares”). Spinco shall include the XTI Consent Fee Shares in its first resale registration statement filed under the Securities Act after the Closing Date registering the resale of shares by selling shareholders thereunder, and Parent shall provide Spinco with such information regarding Parent and its ownership of the XTI Consent Fee Shares as Spinco may reasonably request in connection with such registration statement.

6.	Fully Diluted Shares - Exclusions. For the avoidance of doubt, (i) any commitment fee or similar fee payable by Spinco in shares or other equity securities of Spinco in respect of any equity financing transaction involving Spinco or the Company entered into in connection with the Amalgamation or the Arrangement, (ii) any investment banking advisory fees or placement agent fees payable by Spinco in shares or other equity securities of Spinco in connection with the Amalgamation or the Arrangement, and (iii) the XTI Consent Fee Shares, shall not be included in Spinco Fully Diluted Shares or Company Fully Diluted Shares.

7.	Company Consent to Certain Spinco Financing Transactions. As required pursuant to Sections 6.3(b) and 6.3(d), the Company hereby consents to the incurrence of Indebtedness by Spinco to Streeterville Capital, Chicago Venture Partners or their respective affiliates, in any amount and on such terms as Spinco shall determine in its sole discretion, including Indebtedness that may be convertible into or exchanged for equity securities of Spinco, on such terms of conversion or exchange as Spinco shall determine in its sole discretion.

8.	Execution in Counterparts. This Agreement may be executed in one or more counterparts by the Parties hereto and may be delivered via facsimile or other functionally equivalent means of electronic communication. Each such executed counterpart shall be deemed to be an original and all such counterparts together shall constitute one agreement.

9.	Enurement. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

10.	Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the Province of British Columbia and the federal Laws applicable therein, without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than the Province of British Columbia. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties hereto have executed this Amendment Agreement as of the day and year first above written.

XTI AEROSPACE, INC.

By:	/s/ Scott Pomeroy
	Name:	Scott Pomeroy
	Title:	CEO

GRAFITI HOLDING INC.

By:	/s/ Nadir Ali
	Name:	Nadir Ali
	Title:	CEO

1444842 B.C. LTD.

By:	/s/ Nadir Ali
	Name:	Nadir Ali
	Title:	CEO

DAMON MOTORS INC.

By:	/s/ Jay Giraud
	Name:	Jay Giraud
	Title:	CEO